Exhibit 99.2

CSX Corp. Announces Third Quarter Financial Results

JACKSONVILLE, Fla. – October 20, 2022 – CSX Corp. (NASDAQ: CSX) today announced third quarter 2022 operating income of $1.58 billion compared to $1.44 billion in the prior year period. Net earnings of $1.11 billion, or $0.52 per share, compared to $968 million, or $0.43 per share in the same period last year.

“I would like to thank Jim Foote and the entire CSX team for delivering another quarter of solid earnings growth,” said Joe Hinrichs, president and chief executive officer. “I am tremendously excited to work with all the railroaders who make this performance possible and to lead an organization that is fundamentally committed to operational excellence. CSX has great potential for profitable growth over the long-term, and my key objective is to help ensure that we realize this opportunity while building a robust organization that will help drive additional value for our customers, our employees, and our shareholders.”

Third Quarter Financial Highlights
•Revenue reached $3.90 billion for the quarter, increasing 18% year-over-year, driven by higher fuel surcharge, pricing gains, a 2% increase in volumes, and an increase in storage and other revenues.
•Operating income of $1.58 billion increased 10% compared to the prior year. Third quarter results include additional labor and fringe expense related to tentative union agreements, with $42 million specifically to adjust for wage, bonus, and other benefit costs in prior periods.
•Operating ratio increased to 59.5%, including the effect of the tentative union agreements.
•Diluted EPS of $0.52 increased 21% from $0.43 for the third quarter of 2021.

CSX executives will conduct a conference call with the investment community this afternoon, October 20, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended (a)				Nine Months Ended (a)
	Sep. 30, 2022	Sep. 30, 2021	$ Change	% Change	Sep. 30, 2022	Sep. 30, 2021	$ Change	% Change

Revenue	$3,895	$3,292	$603	18%	$11,123	$9,095	$2,028	22%
Expense
Labor and Fringe	759	631	(128)	(20)	2,135	1,847	(288)	(16)
Purchased Services and Other	664	577	(87)	(15)	1,986	1,490	(496)	(33)
Fuel	438	247	(191)	(77)	1,215	631	(584)	(93)
Depreciation and Amortization	378	367	(11)	(3)	1,107	1,060	(47)	(4)
Equipment and Other Rents	104	94	(10)	(11)	299	269	(30)	(11)
Gains on Property Dispositions (b)	(27)	(60)	(33)	(55)	(183)	(430)	(247)	(57)
Total Expense	2,316	1,856	(460)	(25)	6,559	4,867	(1,692)	(35)

Operating Income	1,579	1,436	143	10	4,564	4,228	336	8

Interest Expense	(193)	(177)	(16)	(9)	(543)	(542)	(1)	—
Other Income - Net	37	20	17	85	89	60	29	48
Earnings Before Income Taxes	1,423	1,279	144	11	4,110	3,746	364	10

Income Tax Expense (c)	(312)	(311)	(1)	—	(962)	(899)	(63)	(7)
Net Earnings	$1,111	$968	$143	15%	$3,148	$2,847	$301	11%

Operating Ratio	59.5%	56.4%			59.0%	53.5%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.52	$0.43	$0.09	21%	$1.46	$1.26	$0.20	16%

Average Shares Outstanding, Assuming Dilution (Millions)	2,126	2,242			2,161	2,268

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Sep. 30, 2022	Dec. 31, 2021
ASSETS

Cash and Cash Equivalents	$2,311	$2,239
Short-Term Investments	88	77
Other Current Assets	1,911	1,557
Properties - Net	33,956	33,015
Investment in Affiliates and Other Companies	2,289	2,099
Other Long-Term Assets	1,687	1,544
Total Assets	$42,242	$40,531

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$155	$181
Other Current Liabilities	2,353	2,052
Long-Term Debt	17,895	16,185
Deferred Income Taxes - Net	7,632	7,383
Other Long-Term Liabilities	1,324	1,230
Total Liabilities	29,359	27,031

Total Shareholders' Equity	12,883	13,500
Total Liabilities and Shareholders' Equity	$42,242	$40,531

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Nine Months Ended
	Sep. 30, 2022 (a)	Sep. 30, 2021
OPERATING ACTIVITIES
Net Earnings	$3,148	$2,847
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,107	1,060
Deferred Income Tax Expense	125	109
Gains on Property Dispositions (b)	(183)	(430)
Other Operating Activities - Net	58	233
Net Cash Provided by Operating Activities	4,255	3,819

INVESTING ACTIVITIES
Property Additions	(1,437)	(1,220)
Purchases of Short-Term Investments	(19)	—
Proceeds from Sales of Short-Term Investments	9	3
Proceeds and Advances from Property Dispositions (b)	51	297
Business Acquisitions, Net of Cash Acquired (a)	(223)	(543)
Other Investing Activities	(25)	—
Net Cash Used in Investing Activities	(1,644)	(1,463)

FINANCING ACTIVITIES
Long-term Debt Issued	2,000	—
Long-term Debt Repaid	(178)	(390)
Dividends Paid	(645)	(633)
Shares Repurchased (d)	(3,710)	(2,316)
Other Financing Activities	(6)	33
Net Cash Used in Financing Activities	(2,539)	(3,306)

Net Increase/(Decrease) in Cash and Cash Equivalents	72	(950)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	2,239	3,129
Cash and Cash Equivalents at End of Period	$2,311	$2,179

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Pan Am Systems, Inc.: On June 1, 2022, CSX completed its acquisition of Pan Am Systems, Inc. (“Pan Am”) which is the parent company of Pan Am Railways, Inc. who jointly owns Pan Am Southern, LLC with a subsidiary of Norfolk Southern Corporation. The closing price of $601 million was funded through a combination of stock valued at $422 million and cash totaling $179 million, subject to certain customary purchase price adjustments. Total cash consideration includes a $30 million deposit paid in fourth quarter 2020. The results of Pan Am's operations and its cash flows were consolidated prospectively beginning June 1, 2022, and are included in the information presented herein unless otherwise noted.
Acquisition of Quality Carriers, Inc.: On July 1, 2021, the Company completed its acquisition of Quality Carriers, the largest provider of bulk liquid chemicals transportation in North America, for $541 million in cash, net of $3 million in cash acquired. The results of Quality Carriers' operations and its cash flows were consolidated prospectively beginning July 1, 2021.

b)Sale of Property Rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases for a total of $525 million. In April 2021, upon closing of the first phase of the agreement, the Company collected $200 million in proceeds and recognized a $349 million gain. In fourth quarter 2021, the Company collected additional proceeds of $200 million, a portion of which was attributable to the first phase with the remainder attributable to the second phase. The second phase closed on January 10, 2022, resulting in a $20 million gain in first quarter 2022. During June 2022, the final $125 million of proceeds was approved by the Commonwealth which resulted in a $122 million gain in second quarter 2022 related to property rights previously conveyed. To date, total proceeds of $400 million have been collected and total gains of $491 million have been recognized. The remaining proceeds are expected to be collected during fourth quarter 2022 upon closing of the third phase and future gains are not expected to be material.
There were no proceeds or gains related to this agreement during third quarter 2022 or 2021. Amounts related to the nine months 2022 and 2021 are summarized in the following table.

	Nine Months Ended
(Dollars in millions)	Sep. 30, 2022	Sep. 30, 2021
Gains	$142	$349
Proceeds	—	200

c)Income Tax Expense: During third quarter 2022, the Company recognized $37 million in tax benefits primarily due to a favorable state legislative change.

d)Shares Repurchased: During third quarters and nine months 2022 and 2021, the Company engaged in the following repurchase activities:

	Quarters Ended		Nine Months Ended
	Sep. 30, 2022	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021
Shares Repurchased (Millions)	40	34	116	74
Cost of Shares (Dollars in millions)	$1,195	$1,064	$3,710	$2,316
Average Cost per Share Repurchased	$29.94	$31.43	$32.04	$31.32

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended September 30, 2022 and September 30, 2021

	Volume			Revenue			Revenue Per Unit
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Chemicals	162	166	(2)%	$678	624	9%	$4,185	$3,759	11%
Agricultural and Food Products	120	109	10	428	343	25	3,567	3,147	13
Minerals	91	90	1	180	162	11	1,978	1,800	10
Automotive	85	75	13	274	209	31	3,224	2,787	16
Forest Products	75	75	—	264	231	14	3,520	3,080	14
Metals and Equipment	67	70	(4)	211	206	2	3,149	2,943	7
Fertilizers	48	54	(11)	108	106	2	2,250	1,963	15
Total Merchandise	648	639	1	2,143	1,881	14	3,307	2,944	12
Intermodal	762	744	2	604	509	19	793	684	16
Coal	177	180	(2)	624	460	36	3,525	2,556	38
Trucking	—	—	—	251	200	26	—	—	—
Other	—	—	—	273	242	13	—	—	—
Total	1,587	1,563	2%	$3,895	$3,292	18%	$2,454	$2,106	17%

Nine Months Ended September 30, 2022 and September 30, 2021

	Volume			Revenue			Revenue Per Unit
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Chemicals	488	496	(2)%	$1,962	1,810	8%	$4,020	$3,649	10%
Agricultural and Food Products	358	342	5	1,227	1,062	16	3,427	3,105	10
Minerals	253	244	4	494	439	13	1,953	1,799	9
Automotive	248	239	4	769	661	16	3,101	2,766	12
Forest Products	219	223	(2)	743	684	9	3,393	3,067	11
Metals and Equipment	202	209	(3)	624	596	5	3,089	2,852	8
Fertilizers	158	173	(9)	346	350	(1)	2,190	2,023	8
Total Merchandise	1,926	1,926	—	6,165	5,602	10	3,201	2,909	10
Intermodal	2,243	2,222	1	1,733	1,488	16	773	670	15
Coal	510	535	(5)	1,808	1,267	43	3,545	2,368	50
Trucking (a)	—	—	—	740	200	NM	—	—	—
Other	—	—	—	677	538	26	—	—	—
Total	4,679	4,683	—%	$11,123	$9,095	22%	$2,377	$1,942	22%
NM - not meaningful

(a) Effective third quarter 2021, Trucking revenue is comprised of revenue from the operations of Quality Carriers, which was acquired by CSX effective July 1, 2021.

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 18% in third quarter 2022 when compared to third quarter 2021 due to higher fuel recovery, pricing gains that include the benefit of higher export coal benchmark rates, increases in trucking revenue, volume growth and increases in other revenue.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended		Nine Months Ended
(Dollars in millions)	Sep. 30, 2022	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021
Fuel Surcharge Revenue (a)	$474	$184	$1,109	$444
Fuel Lag (Unfavorable)	$40	$(5)	$(61)	$(44)
(a) Fuel surcharge revenue does not include amounts for trucking.

Merchandise Volume
Chemicals - Decreased due to lower shipments of waste and other energy-related commodities, including crude oil.
Agricultural and Food Products - Increased as a result of higher shipments of grain, ethanol, sweeteners and vegetable oils.
Minerals - Increased due to higher shipments of aggregates driven by construction demand.
Automotive - Increased due to higher North American vehicle production as semiconductor availability has improved.
Forest Products - Higher shipments of paper products and lumber were offset by lower shipments of pulpboard.
Metals and Equipment - Decreased primarily due to lower steel shipments, partially offset by higher scrap shipments.
Fertilizers - Decreased due to declines in short-haul and long-haul phosphate shipments.

Intermodal Volume
Increased international shipments were partially offset by lower domestic shipments due to continued supply-side constraints and a more typical seasonal slowdown than prior year.

Coal Volume
Export coal increased due to higher shipments of metallurgical coal. Domestic coal decreased due to lower shipments of utility coal including the impacts of limited coal availability during mine disruptions.

	Quarters Ended			Nine Months Ended
(Millions of tons)	Sep. 30, 2022	Sep. 30, 2021	Change	Sep. 30, 2022	Sep. 30, 2021	Change
Coal Tonnage
Domestic	11.8	12.6	(6)%	33.2	35.4	(6)%
Export	8.0	7.7	4	23.9	24.6	(3)
Total Coal	19.8	20.3	(2)%	57.1	60.0	(5)%

Trucking Revenue
Trucking revenue increased $51 million versus prior year primarily due to price gains and higher fuel surcharge.

Other Revenue
Other revenue was $31 million higher than prior year driven by increases in revenue for intermodal storage and equipment usage.

CSX Corporation
EXPENSE
Expenses of $2.3 billion increased $460 million, or 25%, in third quarter 2022 when compared to third quarter 2021.
Labor and Fringe expense increased $128 million due to the following:
•The impacts of tentative agreements reached with labor unions in September 2022 as well as inflation totaled $97 million. Of the total, $42 million relates to labor and benefits in prior periods.
•Other costs increased $31 million, including the impacts of Pan Am's operations, higher volume and other non-significant items.
Purchased Services and Other expense increased $87 million due to the following:
•Operating support costs were $57 million higher primarily as a result of inflation, a larger active locomotive fleet, increased intermodal terminal costs and higher volume.
•Other costs increased $30 million due to several items including higher legal costs associated with regulatory activity, the inclusion of Pan Am's operations and increased trucking-related expenses, partially offset by acquisition-related costs in the prior year.
Fuel increased $191 million primarily resulting from a 71% increase in locomotive fuel prices.
Depreciation and Amortization expense increased $11 million primarily due to a larger asset base.
Equipment and Other Rents expense was $10 million higher primarily due to increased car hire costs driven by higher days per load across all markets.
Gains on Property Dispositions decreased to $27 million from $60 million in the prior year.

Employee Counts (Estimated)

	Quarters Ended			Nine Months Ended
	Sep. 30, 2022	Sep. 30, 2021 (b)	Change	Sep. 30, 2022	Sep. 30, 2021	Change
Average (a)	21,786	20,440	1,346	21,297	19,554	1,743
Ending (a)	21,946	20,467	1,479	21,946	20,467	1,479

(a) Average employee count for third quarter 2022 and ending employee count as of September 30, 2022, includes 638 and 632 employees, respectively, added due to the acquisition of Pan Am.
(b) Effective first quarter 2022, counts no longer include union employees that have been unavailable to work for more than three months. Prior period data has been reclassified to conform to current presentation.

Fuel Expense

	Quarters Ended		Nine Months Ended
(Dollars and gallons in millions, except price per gallon)	Sep. 30, 2022	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021
Estimated Locomotive Fuel Consumption (Gallons)	94.4	85.9	278.9	269.8
Price per Gallon (Dollars)	$3.99	$2.34	$3.69	$2.11
Total Locomotive Fuel Expense	$377	$201	$1,028	$569
Non-Locomotive Fuel Expense (a)	61	46	187	62
Total Fuel Expense	$438	$247	$1,215	$631
(a) Expense for the nine months ended September 30, 2021, includes an $18 million benefit related to a state fuel tax matter.

CSX Corporation
OPERATING STATISTICS (Estimated)
In third quarter 2022, velocity decreased by 11% and dwell increased by 12% versus prior year. Carload trip plan performance decreased by 16% while intermodal trip plan performance improved by 2%. The Company continues to prioritize hiring and training, while remaining focused on executing the operating plan to deliver safe, reliable and efficient service to customers.

The FRA train accident rate improved 21% year over year. The personal injury frequency index increased 9% versus the prior year. Safety remains a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2022	Sep. 30, 2021	Improvement / (Deterioration)	Sep. 30, 2022	Sep. 30, 2021	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	15.8	17.7	(11)%	15.7	18.1	(13)%
Dwell (Hours) (a)	11.8	10.5	(12)%	11.6	10.6	(9)%
Cars Online (a)	141,911	130,841	(8)%	140,461	130,273	(8)%
On-Time Originations (a)	58%	71%	(18)%	62%	76%	(18)%
On-Time Arrivals (a)	46%	62%	(26)%	51%	66%	(23)%
Carload Trip Plan Performance (a)	57%	68%	(16)%	60%	68%	(12)%
Intermodal Trip Plan Performance (a)	90%	88%	2%	89%	87%	2%
Fuel Efficiency	0.99	0.92	(8)%	0.99	0.96	(3)%

Revenue Ton-Miles (Billions)
Merchandise	31.7	30.8	3%	95.0	94.2	1%
Coal	8.6	8.9	(3)%	24.6	26.9	(9)%
Intermodal	7.6	7.8	(3)%	22.9	23.6	(3)%
Total Revenue Ton-Miles	47.9	47.5	1%	142.5	144.7	(2)%

Total Gross Ton-Miles (Billions)	95.3	92.9	3%	281.7	282.3	—%

Safety
FRA Personal Injury Frequency Index (a)	0.99	0.91	(9)%	0.95	0.97	2%
FRA Train Accident Rate (a)	2.76	3.49	21%	2.99	3.05	2%
(a) These metrics do not include results from the network acquired from Pan Am. These metrics will be updated to include the Pan Am network results as data becomes available.

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Nine Months Ended
(Dollars in millions)	Sep. 30, 2022	Sep. 30, 2021
Net Cash Provided by Operating Activities	$4,255	$3,819
Property Additions	(1,437)	(1,220)
Proceeds and Advances from Property Dispositions	51	297
Other Investing Activities (a)	n/a	—
Free Cash Flow (before payment of dividends)	$2,869	$2,896
(a) Effective first quarter 2022, the results of other investing activities will no longer be included in free cash flow. Prior year has not been restated as the change is immaterial.